January 1, 2013

US Seismic Systems, Inc.
9601 Variel Avenue
Chatsworth, CA 91311
Attn.: Mr. James K. Andersen
President & CEO

Re:    Secondment of Joseph Musanti to US Seismic Systems, Inc.

In this letter:

“Employment Agreement” means the employment agreement dated January 1, 2013 among Joe Musanti and GDS
“GDS” means GridSense Inc.
“USSI” means US Seismic Systems, Inc.
“Secondee” means Joseph Musanti

The purpose of this letter is to set out the terms which have been agreed between USSI and GDS concerning the secondment of the Secondee to USSI. We are pleased to confirm our agreement to place the Secondee on secondment at USSI providing services as Chief Financial Officer. The secondment will commence on January 1, 2013 and, unless sooner terminated, will continue for a period corresponding with the term of the Employment Agreement.

1. Secondee's Status. During the secondment, the Secondee will remain an employee of GDS under the terms and conditions of the Employment Agreement. GDS will pay or provide Secondee all compensation, bonus, other amounts and benefit entitlements to which he is entitled in accordance with its normal policies and procedures. Except for the stock options for shares of common stock of USSI referenced in an award agreement from USSI, the Secondee will not be entitled to any compensation from USSI, and he shall not be entitled to participate in any USSI benefits or benefit plans. GDS shall be responsible for all tax withholdings and other deductions required by law relating to the Secondee, and for all workers' compensation, unemployment obligations, and other statutory obligations regarding employment relating to the Secondee (the “Employer Contributions”). The Secondee will during the secondment be bound by GDS's general requirements of its own employees, and he will also be subject to compliance with all applicable USSI workplace conduct policies, standards and procedures when working at USSI's facilities.

2. Authority and Control. The Secondee will have the authority to act on behalf of USSI in matters pertaining to his position with USSI and shall be subject to the direction of USSI's Chief Executive Officer with regard to the services provided to USSI. It is anticipated that the Secondee will be providing services to both GDS and USSI during the term of the Employment Agreement. The Secondee shall, at all times during the secondment, be under the day-to-day control of GDS's Chief Executive Officer with respect to his duties for GDS as set forth in the Employment Agreement.

3. Compensation Costs and Expenses. USSI will reimburse GDS for 40% of the cost of Secondee's salary, benefits, vacation, non-allocable expenses (as described below), and Employer Contributions, other than GDS bonus amounts as provided in the Employment Agreement or otherwise paid by GDS in its discretion. USSI will compute and reimburse GDS for Secondee's bonus, if any, payable to him as USSI's Chief Financial Officer (plus any required Employer Contributions attributable thereto). As used herein, non-allocable expenses means professional dues, rental car reimbursement related to his relocation to California and other amounts pertaining generally to his employment status. Each of USSI and GDS shall be solely responsible to pay, or to reimburse Secondee for, expenses solely attributable to his duties for each of them, such as travel.

4. Termination of Secondment. Either GDS or USSI may terminate the secondment by giving not less than thirty days advance notice in writing to the other at any time, notwithstanding the terms of the Employment Agreement. The secondment shall terminate automatically, without notice to either party, in the event the Secondee's employment or engagement with GDS terminates for any reason. In the event such employment with GDS is terminated, GDS shall provide prompt notice of same to USSI. Termination of the secondment shall not by itself terminate the Employment Agreement.

5. Indemnities and Waivers. USSI will indemnify GDS from and against all costs, claims, liabilities and expenses, including reasonable attorneys' fees actually incurred (collectively, “Losses”) which GDS incurs or suffers arising from claims made against it by third parties in respect of any act, omission or error of judgment (whether or not negligent or otherwise actionable) by the Secondee arising from the performance of his duties for USSI during the secondment. GDS will indemnify USSI from and against (i) all employment-related liabilities relating to compensation and benefits due or alleged to be due to the Secondee (whether arising out of or related to the Secondee's employment with GDS, the Secondee's secondment to USSI or otherwise so long as USSI has made the payments required hereby), and (ii) all Losses which USSI incurs or suffers arising from claims made against it by third parties in respect of any act, omission or error of judgment (whether or not negligent or otherwise actionable) of the Secondee during the Secondment, except for those acts or omissions arising from the performance of Secondee's duties for USSI during the secondment.

6. General. Nothing in this letter shall constitute a partnership or joint venture between the parties nor have the effect of constituting the Secondee as an employee of USSI. The termination of the secondment as permitted in this letter shall not affect those provisions that are expressed to have continuing operation or effect after termination nor shall termination affect the waivers and indemnities contained in Section 5. This letter sets out the entire agreement and understanding of the parties pertaining to the secondment; however, the terms of the Employment Agreement are, to the extent consistent with this letter, incorporated herein by reference. In the event of any conflict between the terms of this letter and the Employment Agreement, the terms of the Employment Agreement shall control. The terms of this letter are governed by and construed in accordance with the laws of the State of California.

Please confirm the acceptance of USSI to the terms of this agreement by signing where indicated below.

Yours sincerely,

Lindon Shiao
President & CEO

Acknowledged and Agreed

US Seismic Systems, Inc.

James K. Andersen
President & CEO